EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-131716 of our report dated April 12, 2006 relating to the consolidated financial statements of GeoMet, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for asset retirement obligations in 2003) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Houston, Texas

July 7, 2006